Exhibit 3.1(iv)

FORM OF CERTIFICATE OF DESIGNATIONS
OF THE PREFERENCES, RIGHTS AND LIMITATIONS
OF THE
SERIES A 8% SENIOR CONVERTIBLE PREFERRED STOCK
OF
SUMMIT WIRELESS TECHNOLOGIES, INC.

The undersigned, the Chief Executive Officer of Summit Wireless Technologies, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the board of directors of the Company (the “Board”) by the certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”), the following resolution creating a series of preferred stock, designated as Series A 8% Senior Convertible Preferred Stock, was duly adopted on April 3, 2019 as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by the provisions of the Certificate of Incorporation, there hereby is created out of the shares of the Company's preferred stock, par value $0.0001 per share, of the Company authorized in Article Fourth of the Certificate of Incorporation, a series of such preferred stock of the Company, to be named “Series A 8% Senior Convertible Preferred Stock,” consisting of 1,250,000 shares, which series of preferred stock shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

Section 1.       Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Base Conversion Price” shall have the meaning set forth in Section 7(b).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Certificate of Designations” means this Certificate of Designations of the Preferences, Rights and Limitations of the Series A 8% Senior Convertible Preferred Stock.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act), other than a legal entity majority owned by, or a group wholly consisting of, officers and directors of the corporation and their Affiliates, of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 66% of the voting securities of the Company (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board which is not approved by a majority of those individuals who are members of the Board on the Original Issue Date (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the Original Issue Date), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Closing” means a closing of the purchase and sale of the Securities pursuant to Section 1(b) of the Purchase Agreement.

“Closing Date” shall have the meaning set forth in section 1(b) of the Purchase Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Company's common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Dilutive Issuance” shall have the meaning set forth in Section 7(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 7(b).

“Dividend Conversion Rate” means the lesser of (a) the Fixed Conversion Price or (b) 95% of the lowest VWAPs for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Dividend Payment Date.

“Dividend Notice Period” shall have the meaning set forth in Section 3(a).

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Dividend Share Amount” shall have the meaning set forth in Section 3(a).

“DTC” means the Depository Trust Company.

“DTC/FAST Program” means the DTC's Fast Automated Securities Transfer Program.

“DWAC” means Deposit Withdrawal at Custodian as defined by the DTC.

“DWAC Eligible” means that (a) the Common Stock is eligible at DTC for full services pursuant to DTC's Operational Arrangements, including without limitation transfer through DTC's DWAC system, (b) the Company has been approved (without revocation) by the DTC's underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Conversion Shares are otherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

“Equity Conditions” means, during the period in question, (a) the Company shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b) the Company shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Preferred Stock, (c) all of the Conversion Shares issuable pursuant to the Transaction Documents (and shares issuable in lieu of cash payments of dividends) may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Company as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (0 there is no existing Triggering Event and no existing event which, with the passage of time or the giving of notice, would constitute a Triggering Event, (g) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (h) the applicable Holder is not in possession of any information provided by the Company that constitutes, or may constitute, material non-public information, and (i) the Company's Common Stock must be DTC and DWAC eligible.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors, advisors or independent contractors of the Company pursuant to any stock or option plan duly adopted for such purpose, (b) shares of Common Stock, warrants or options to consultants, advisors or independent contractors of the Company for compensatory purposes, (c) securities upon the conversion of any securities issued pursuant to the Transaction Documents and/or other Company securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (d) securities issuable pursuant to any contractual anti-dilution obligations of the Company in effect as of the date of the Purchase Agreement, provided that such obligations have not been materially amended since such date, (e) securities issued pursuant to acquisitions or any other strategic transactions approved by the Board, provided that any such issuance shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (t) securities issuable pursuant to a registered public offering by the Company.

“Fixed Conversion Price” shall have the meaning set forth in Section 6(b).

“Floor Price” means $1.50.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $250,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments in excess of $250,000 due under leases required to be capitalized in accordance with GAAP.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Company.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 5.

“NASDAQ” means the Nasdaq Stock Market (or any successor entity).

“New York Courts” shall have the meaning set forth in Section 12(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Permitted Indebtedness” means (a) the Indebtedness existing on the Original Issue Date (or committed to and final terms agreed to on the Original Issue Date) and set forth on Schedule 3.1(aa) attached to the Purchase Agreement, (b) lease obligations and purchase money indebtedness of up to $250,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets (c) any factor, inventory finance or asset-backed lending arrangements up to $1,000,000 in the aggregate (d) Indebtedness incurred as a result of or in connection with a Subsequent Financing (as defined in the Purchase Agreement) and (E) trade accounts payable incurred in the ordinary course of business.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company's business, such as carriers', warehousemen's and mechanics' Liens, statutory landlords' Liens, and other similar Liens arising in the ordinary course of the Company's business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens incurred in connection with Permitted Indebtedness under clause (a) thereunder, and (d) Liens incurred in connection with Permitted Indebtedness under clause (b) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of April 18, 2019, by and among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon conversion in full of all Preferred Stock (including Underlying Shares issuable as payment of dividends on the Preferred Stock).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Preferred Stock and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Stockholder Approval” means such approval as may be required by the applicable rules and regulations of NASDAQ from the stockholders of the Company with respect to the aggregate transaction contemplated by the Transaction Documents, including the issuance of all and potentially all of the Conversion Shares and Warrant Shares (as defined in the Purchase Agreement) in excess of 19.99% of the issued and outstanding Common Stock as of April 18, 2019.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement as set forth opposite such person's name in column (3) on the Purchase Schedule attached to the Purchase Agreement in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for trading; provided, that in the event that the Common Stock is not listed or quoted for trading on a Trading Market on the date in question, then Trading Day shall mean a Business Day.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: OTC Bulletin Board, The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE American, or the OTCQX Marketplace, the OTCQB Marketplace, the OTCPink Marketplace or any other tier operated by OTC Markets Group Inc. (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designations, the Purchase Agreement, the Warrant (as defined in the Purchase Agreement), all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means a transfer agent for the Company's Common Stock and the Securities, and any successor transfer agent of the Company. If the Company does not have a transfer agent for its Common Stock on the date in question since its shares of Common Stock are not listed for trading on a stock exchange or automated quotation service, then Transfer Agent shall mean the Company.

“Trigger Date” shall have the meaning set forth in Section 6(b).

“Triggering Event” shall have the meaning set forth in Section 10(a).

“Trigger Period” shall have the meaning set forth in Section 6(b).

“Triggering Redemption Amount” means, for each share of Preferred Stock, 120% of the Aggregate Value (as defined in the Purchase Agreement) and all accrued but unpaid dividends hereon in addition to the payment of all liquidated damages and other costs, expenses or amounts due in respect of the Preferred Stock

“Triggering Redemption Payment Date” shall have the meaning set forth in Section 10(b).

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock and issued and issuable in lieu of the cash payment of dividends on the Preferred Stock in accordance with the terms of this Certificate of Designations.

“Variable Conversion Price” shall have the meaning set forth in Section 6(b).

“Variable Rate Transaction” shall mean a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported on the OTC Pink Marketplace maintained by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Section 2.      Designation, Amount and Par Value. The series of preferred stock of the Company, par value $0.0001 per share, shall be designated as the Company's Series A 8% Senior Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be 1,250,000 shares (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $4.00, subject to increase set forth in Section 3 below (the “Stated Value”).

Section 3.      Dividends.

a)       Dividends in Cash or in Kind. The Preferred Stock shall accrue cumulative dividends at the rate per share (as a percentage of the Stated Value per share) from the initial Closing Date and for so long as Preferred Stock is outstanding, of 8% per annum (subject to increase pursuant to Section 10(b)), payable on conversion of Holder's Preferred Stock (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash, or at the Company's option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a), or a combination thereof (the amount to be paid in shares of Common Stock, the “Dividend Share Amount”). The form of dividend payments to each Holder shall be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 5 consecutive Trading Days immediately prior to the applicable Dividend Payment Date or Conversion Date (the “Dividend Notice Period”), in cash only, (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, at the sole election of the Company, in any combination of cash or shares of Common Stock which shall be valued solely for such purpose at the Dividend Conversion Rate, (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, in shares of Common Stock which shall be valued solely for such purpose at the Dividend Conversion Rate, and (iv) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met during the Dividend Notice Period, then, at the election of such Holder, such dividends shall accrue to the next applicable Dividend Payment Date or Conversion Date or shall be accreted to, and increase, the outstanding Stated Value. The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6. In the event that the Company notifies the Holders that it will pay dividends in whole or in part in shares of Common Stock based on its good faith and reasonable belief that the Company will be in compliance with the Equity Conditions during the Dividend Notice Period, and the Company determines on or before the first day of the Dividend Notice Period that it will not be in compliance with the Equity Conditions, it shall so notify the Holders and each Holder may elect to receive Common Stock or cash.

b)      Company's Ability to Pay Dividends in Cash or Kind. The aggregate number of shares of Common Stock otherwise issuable to a Holder on a Dividend Payment Date shall be reduced by the number of shares of Common Stock previously issued to such Holder in connection with such Dividend Payment Date.

c)      Dividend Calculations. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Payment of dividends in shares of Common Stock shall otherwise occur pursuant to Section 6(c)(i) herein and, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed the Conversion Date. Dividends shall cease to accrue with respect to any Preferred Stock converted, provided that, the Company actually delivers the Conversion Shares within the time period required by Section 6(c)(i) herein. Except as otherwise provided herein, if at any time the Company pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder on such Dividend Payment Date.

d)      Late Fees. Any dividends, whether paid in cash or shares of Common Stock, that are not paid within five Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law which shall accrue daily from the Dividend Payment Date through and including the date of actual payment in full.

e)      Other Securities. So long as Holders hold Preferred Shares with an Aggregate Value equal to or exceeding $250,000, neither the Company nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities except as expressly permitted by Section 10(b). So long as any Preferred Stock shall remain outstanding, neither the Company nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on preferred stock of the Company at such times when the Company is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares mi passu with the Preferred Stock.

Section 4.      Voting Rights. The Holders of Preferred Stock shall be entitled to vote on any matter submitted to the stockholders of the Company for a vote. One (1) share of Preferred Stock shall carry the same voting rights as one (I) share of Common Stock. In any event, as long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of at least 67% in Aggregate Value of the then outstanding shares of the Preferred Stock (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designations, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Preferred Stock, (c) amend its Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Section 5.       Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designations, for each share of Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6.       Conversion.

a)       Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock determined by multiplying such number of shares by the ratio of the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Company (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Company unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)      Conversion Price. The conversion price for the Preferred Stock shall equal $4.00, subject to adjustment herein (the “Fixed Conversion Price”); provided, however, in the event that during any period that Preferred Stock is outstanding, the closing price of the Common Stock on a Trading Day as quoted on the Trading Market is less than the Fixed Conversion Price (subject to adjustment for reverse and forward stock splits and the like) (the “Trigger Date”), the Holder may deliver a Notice of Conversion within 5 Trading Days following such Trigger Date (the “Trigger Period”) that the Fixed Conversion Price shall be thereafter reduced to equal 95% of the average of the lowest VV/AP out of the prior 10 consecutive Trading Days prior to the Conversion Date, subject to adjustment herein (the “Variable Conversion Price”, and together with the Fixed Conversion Price, the “Conversion Price”) and subject to the Floor Price. For clarity, in the event that the Holder delivers a Notice of Conversion to the Company with respect to the conversion of 100 shares of Preferred Stock at a Variable Conversion Price of $2.00, such shares of Preferred Stock shall be converted into 200 shares of Common Stock. Such adjustment to the Fixed Conversion Price may only occur on one occasion during any Trigger Period and shall temporarily reduce the Fixed Conversion Price to the new Conversion Price until the Share Delivery Date (as defined below) with respect to such shares of Preferred Stock being converted into shares of Common Stock, after which time such Conversion Price shall be reset to the Fixed Conversion Price.

c)       Mechanics of Conversion

i.         Delivery of Certificate Upon Conversion. Not later than five (5) Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the converting Holder (A) a certificate or certificates representing the Conversion Shares representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock (including, if the Company has given continuous notice pursuant to Section 3(c) for payment of dividends in shares of Common Stock at least 20 Trading Days prior to the date on which the Notice of Conversion is delivered to the Company, shares of Common Stock representing the payment of accrued dividends otherwise determined pursuant to Section 3(a), but assuming that the Dividend Notice Period is the 20 Trading Days period immediately prior to the date on which the Notice of Conversion is delivered to the Company and excluding for such issuance the condition that the Company deliver the Dividend Share Amount as to such dividend payment prior to the commencement of the Dividend Notice Period), and (B) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash). The Conversion Shares shall bear a restrictive legend in substantially the following form:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

ii.        Failure to Deliver Certificates. If, in the case of any Notice of Conversion, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Preferred Stock certificate delivered to the Company and the Holder shall promptly return to the Company the Common Stock certificates issued to such Holder pursuant to the rescinded Conversion Notice.

iii.      Obligation Absolute; Partial Liquidated Damages. Except as otherwise set forth in this Section 6(c)(iii), the Company's obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Company may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a Holder such certificate or certificates pursuant to Section 6(cXi) on the Share Delivery Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $250 of Stated Value of Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such certificates are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder's right to pursue actual damages or declare a Triggering Event pursuant to Section 10 hereof for the Company's failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv.      Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”) then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder's total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

v.      Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock at least 100% of the Required Minimum for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock and payment of dividends hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.    Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii.     Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion.

d)       Notwithstanding anything to the contrary contained in this Certificate of Designations and any of the other Transaction Documents:

i.               unless Stockholder Approval has been obtained, the Company shall not effect the conversion of any shares of Preferred Stock, and no Holder shall have the right to convert shares of Preferred Stock pursuant to the terms and conditions of this Certificate of Designations, and any such conversion(s) shall be null and void and treated as if never made, to the extent that after giving effect to such conversion(s), the number of Conversion Shares underlying such shares of Preferred Stock and issued pursuant to such conversion(s), together with the number of Warrant Shares underlying the Warrant and issued pursuant to any exercise(s) of the Warrant, would (A) exceed 19.99% of the shares of Common Stock outstanding immediately prior to April 18, 2019 and (B) would be considered equity compensation pursuant to NASDAQ Rule 5365(c); and

ii.              the Company shall not effect the conversion of any shares of Preferred Stock, and no Holder shall have the right to convert shares of Preferred Stock pursuant to the terms and conditions of this Certificate of Designations, and any such conversion(s) shall be null and void and treated as if never made, to the extent that after giving effect to such conversion(s), together with any exercise(s) of the Warrant, such conversion(s) shall be considered a “change of control” under the rules and regulations of NASDAQ, including, but not limited to, NASDAQ Rule 5365(b).

Section 7.       Certain Adjustments.

a)       Stock Dividends and Stock Splits. If the Company, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)      Subsequent Equity Sales. If, at any time while this Preferred Stock is outstanding, the Company or any Subsidiary, as applicable sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) in connection with a Subsequent Financing (as defined in the Purchase Agreement) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance. If the Company enters into a Variable Rate Transaction, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

c)      Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time during which a Holder holds Preferred Stock and the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder's Preferred Stock (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

d)      Pro Rata Distributions. If the Company, at any time while this Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to Section 7(c)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price then in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board in good faith. In either case the adjustments shall be described in a statement delivered to the Holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e)       Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

f)       Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

g)       Notice to the Holders.

i.                Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.              Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8.       Reserved.

Section 9.       Negative Covenants. So long as Holders hold Preferred Shares with an Aggregate Value equal to or exceeding $250,000, unless the holders of at least 67% in Aggregate Value of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

a)      other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

b)       other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c)       repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock, Common Stock Equivalents or Junior Securities, other than as to the Conversion Shares as permitted or required under the Transaction Documents;

d)      pay cash dividends or distributions on Junior Securities of the Company;

e)       enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm's-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval); or

f)       enter into any agreement with respect to any of the foregoing.

In addition, as long as any shares of Preferred Stock are outstanding, unless the holders of at least 67% in Aggregate Value of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Company shall not, directly or indirectly, amend its charter documents, including, without limitation, its Certificate of Incorporation and its bylaws, in any manner that materially and adversely affects any rights of the Holder.

Section 10.     Redemption Upon Triggering Events.

a)       “Triggering Event” means, wherever used herein any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.       any default in the payment of interest, liquidated damages and other amounts owing to a Holder on any Preferred Stock, as and when the same shall (become due and payable (whether on a Conversion Date or otherwise) which default, solely in the case of an interest payment or other default is not cured within 5 Trading Days;

ii.       the Company shall fail to observe or perform any other covenant or agreement contained in the Certificate of Designations (other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (ix) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) 10 Trading Days after the Company has become or should have become aware of such failure;

iii.     a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (vi) below);

iv.     any representation or warranty made in this Preferred Stock, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v.      the Company or any Significant Subsidiary (as such term is defined in Rule I-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

vi.     the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $250,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii.     the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within 5 Trading Days or the transfer of shares of Common Stock through the Depository Trust Company System is no longer available or “chilled”;

viii.   the Company shall be a party to any Change of Control Transaction or Fundamental Transaction or shall agree to sell or dispose of all or in excess of 51% of its assets in one transaction or a series of related transactions (whether or not such sale would constitute a Change of Control Transaction);

ix.      the Company shall fail for any reason to deliver certificates via DWAC to a Holder prior to the fifth Trading Day after a Conversion Date pursuant to Section 6(c) or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company's intention to not honor requests for conversions of any Preferred Stock in accordance with the terms hereof;

x.       the Company fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable);

xi.      if the Borrower or any Significant Subsidiary shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction or foreign country, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

xii.    if any order, judgment or decree shall be entered, without the application, approval or consent of the Borrower or any Significant Subsidiary, by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of the Borrower or any Subsidiary, or appointing a receiver, trustee, custodian or liquidator of the Borrower or any Subsidiary, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;

xiii.    the occurrence of any levy upon or seizure or attachment of, or any uninsured loss of or damage to, any property of the Borrower or any Subsidiary having an aggregate fair value or repair cost (as the case may be) in excess of $100,000 individually or in the aggregate, and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date thereof;

xiv.   the Company shall fail to maintain a sufficient number of reserved shares pursuant to Section 3(d) of the Purchase Agreement; or

xv.    any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

b)      Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Company with respect to each share of Preferred Stock to redeem each share of Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount. After the occurrence of a Triggering Event, the dividend rate on all of the outstanding Preferred Stock held by such Holder shall be increased to 18% per annum thereafter. The Triggering Redemption Amount, in cash or in shares, shall be due and payable or issuable, as the case may be, within five Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Redemption Payment Date”). If the Company fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section (whether in cash or shares of Common Stock), the Company will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the applicable Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount in cash.

Section 11.     Reserved.

Section 12.     Miscellaneous.

a)       Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered as set forth in the Purchase Agreement, or such other facsimile number or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 12. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)      Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designations shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)      Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.

d)      Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designations shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designations and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designations or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)       Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations on any other occasion. Any waiver by the Company or a Holder must be in writing.

f)       Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)       Remedies. Characterizations, Other Obligations. Breaches and Injunctive Relief. The remedies provided in this Preferred Stock shall be cumulative and in addition to all other remedies available under this Preferred Stock and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Preferred Stock. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company's compliance with the terms and conditions of this Preferred Stock.

h)      Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment obligation shall be made on the next succeeding Business Day.

i)        Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

j)        Status of Converted and Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A 8% Senior Convertible Preferred Stock.

***

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 22nd day of April, 2019.

SUMMIT WIRELESS TECHNOLOGIES, INC.

By:
Name:	Brett Moyer
Title:	Chief Executive Officer

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A 8% Senior Convertible Preferred Stock indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Summit Wireless Technologies, Inc., a Delaware corporation (the “Company”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Company in accordance with the Purchase Agreement (as defined in the Certificate of Designations of the Preferences, Rights and Limitations of the Series A 8% Senior Convertible Preferred Stock). No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: __________________________________________________________________

Number of shares of Preferred Stock owned prior to Conversion: ____________________________________

Number of shares of Preferred Stock to be Converted: _____________________________________________

Stated Value of shares of Preferred Stock to be Converted: _________________________________________

Number of shares of Common Stock to be Issued: ________________________________________________

Applicable Conversion Price:________________________________________________________________

Number of shares of Preferred Stock subsequent to Conversion: ____________________________________

Address for Delivery: ___________________________ or DWAC Instructions: Broker no: ______________ Account no: ____________

[HOLDER]

By:
Name:
Title: